Exhibit 99.1

                       Ultralife Batteries Receives Order
      for Batteries to Power Thermal Imagers for Australian Defence Force



    NEWARK, N.Y.--(BUSINESS WIRE)--May 18, 2005--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received an order valued in the mid six-figure dollar range from one of its Australian distributors for its HiRate(R) non-rechargeable lithium batteries for the Australian Defence Force to power the SOPHIE thermal imaging system. Deliveries under this order are expected to be split equally between the 3rd and 4th quarters.
    John D. Kavazanjian, Ultralife's president and chief executive officer, said, "This order further demonstrates both our ability and commitment to develop and win military battery business on an international scale, leveraging the distribution network we have established. This year we are focused on strengthening our international representation, and we anticipate continued strong growth from non-U.S. government entities during 2005 and beyond."
    Ultralife's 15-volt, 6 ampere-hour lithium-manganese dioxide batteries power the SOPHIE binoculars and thermal imaging camera. Manufactured by THALES Optronique, SOPHIE is a lightweight multi-application portable binoculars and thermal imaging system designed for hand-held or remote-controlled day/night surveillance including bad weather conditions. More than 6,000 systems have been deployed in France, the U.K. and 43 other countries.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information about Ultralife is available at www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Ultralife(R) and HiRate(R) are registered trademarks of Ultralife Batteries, Inc.


    CONTACT: Ultralife Batteries, Inc.
             Peter Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com